DUNCAN STOCK OPTION AGREEMENT

This agreement made December 15th, 2005, between First Bancshares, Inc., hereinafter call “Optionor,” and James W. Duncan, hereinafter called “Optionee.”

1.

Number of Shares and Date of Grant.  Optionor hereby grants Optionee an option for 30,000 shares of Optionor’s common stock.  The date of grant is December 15, 2005.

2.

Term of Option.  This option may be exercised through and including December 14th, 2015, subject to the provisions below.

3.

Option Price and Vesting.  The option price is $17.79 for each share, and the besting schedule is:

5,000 shares vesting on December 15, 2005;

5,000 shares vesting on December 15, 2006;

5,000 shares vesting on December 15, 2007;

5,000 shares vesting on December 15, 2008;

5,000 shares vesting on December 15, 2009;

5,000 shares vesting on December 15, 2010.

4.

Method of Exercise.  This option shall be exercisable by a written notice which shall state the election to exercise the option, the number of shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such shares is to be registered and other reasonably necessary information needed by Optionor.

5.

Restrictions on Exercise.  This option may not be exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation.  As a condition to the Optionee’s exercise of this option, the Optionor may require the person exercising this option to make any representation or warranty to the Optionor as may be required by any applicable law or regulation.

6.

Nontransferability of Option.  This option may not be transferred in any manner otherwise than by will or the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee.  The terms of this option shall be binding upon the personal representatives, heirs, successors, and assigns of the Optionee.

7.

Miscellaneous.

(a)

This agreement and the options granted are intended to qualify as an Incentive Stock Option under § 422 of the Internal Revenue Code.

(b)

This agreement and the options granted are subject to the First Bancshares, Inc., 2004 Stock Option Plan and shall be construed to be consistent with said plan.

FIRST BANCSHARES, INC.

By: _/s/ Thomas M. Sutherland___

_/s/ James W. Duncan___________

Thomas M. Sutherland

James W. Duncan

Approved:

First Bancshares, Inc.

Stock Option Committee

By:  /s/ Harold F. Glass

        Harold F. Glass